Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-210313

EQUINOX FRONTIER FUNDS

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 29, 2016

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

Equinox Fund Management, LLC

Managing Owner

DATED JUNE 9, 2016

EQUINOX FRONTIER FUNDS

EQUINOX FRONTIER DIVERSIFIED FUND; EQUINOX FRONTIER MASTERS FUND;

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

Supplement dated June 9, 2016 to the Prospectus and Disclosure Document dated as of April 29, 2016

The third paragraph under the heading “SUMMARY – Who May Subscribe” is hereby deleted in its entirety and replaced with the following:

• You may not invest more than 10% of your net worth (exclusive of your home, furnishings and automobiles) in any series or combination of series. Additionally, if you are a Kentucky resident, you may not invest more than 10% of your liquid net worth in any series or combination of series, or in any shares of the trust’s affiliate non-publicly traded commodity pool programs.

The first sentence under the heading “WHO MAY SUBSCRIBE – Subscriber Category Requirements” is hereby deleted in its entirety and replaced with the following:

Subscribers (other than pension, profit-sharing, stock bonus, Keogh, welfare benefit and other employee benefit plans, whether or not subject to ERISA or Section 4975 of the Code, or collectively, plans) must:

Have a net worth (exclusive of home, home furnishings and automobiles) of at least $250,000;

OR

Have a net worth (similarly calculated) of $70,000 and an annual gross income of $70,000;

AND

Invest no more than 10% of the subscriber’s net worth (exclusive of home, home furnishings and automobiles) in any series or in all series combined, and, if the subscriber is a Kentucky resident, invest no more than 10% of his or her liquid net worth in any series or combination of series, or in any shares of the trust’s affiliate non-publicly traded commodity pool programs.

The second paragraph under the heading “EQUINOX FRONTIER FUNDS SUBSCRIPTION INFORMATION – 1. REPRESENTATIONS AND WARRANTIES” in Exhibit B is hereby deleted in its entirety and replaced with the following:

(1)                 I (we) satisfy one of the following financial standards outlined below for subscription in the Trust. I (we) am (are) not acting on behalf of a Plan and I (we) have either (A) a net worth (exclusive of home, home furnishings, and automobiles) of at least $250,000 or (B) a net worth (similarly calculated) of at least $70,000 and an annual gross income of at least $70,000 and not more than 10% of my net worth is invested in the Trust; and if I (we) am (are) resident(s) of Kentucky, I (we) have no more than 10% of my (our) liquid net worth invested in any series or combination of series, or in any shares of the trust’s affiliate non-publicly traded commodity pool programs. If I (we) am (are) acting on behalf of a Plan that is an IRA or a Keogh Plan which covers no common law employees or a Plan that is not subject to ERISA, each Participant meets and, if I (we) am (are) a participant in such a Plan, it meets the net worth and gross income requirement in (A) or (B) above, and not more than 10% of my net worth is invested in the Trust. If I (we) am (are) acting on behalf of a Plan subject to ERISA, the assets of the Plan are at least $250,000 and its investment in the Trust does not exceed 10% of the assets of such Plan at the time of investment. If I (we) am (are) a resident(s) of one of those states listed under “State Suitability Requirements”, I (we) meet the more restrictive or additional suitability requirements imposed by the State in which I (we) reside and not more than 10% of my net worth is invested in the Trust.

The last paragraph under the heading “EQUINOX FRONTIER FUNDS SUBSCRIPTION INFORMATION – 4. STATE SUITABILITY REQUIREMENTS” in Exhibit B is hereby deleted in its entirety and replaced with the following:

AN INVESTMENT IN THE TRUST MAY NOT EXCEED 10% OF NW. IF AN INVESTOR IS A KENTUCKY RESIDENT, AN INVESTMENT IN THE TRUST OR IN ANY SHARES OF THE TRUST’S AFFILIATE NON-PUBLICLY TRADED COMMODITY POOL PROGRAM MAY NOT EXCEED 10% OF LIQUID NW.